Exhibit 99.2

DEKANIA CORP. ANNOUNCES PARTIAL EXERCISE OF THE UNDERWRITERS’

OVER-ALLOTMENT OPTION AND THE SALE OF AN ADDITIONAL 262,400 UNITS

March 21, 2007 – Philadelphia, PA – Dekania Corp. (AMEX: DEK.U) (the “Company”) announced today that the underwriters of the Company’s initial public offering of units had purchased 262,400 units of the 1,455,000 units of their over-allotment option. The over-allotment units were purchased at the initial public offering price of $10.00 per unit less an underwriting discount of 6%, 4% of which was deferred. Each unit consists of one share of the common stock and one warrant to purchase one share of common stock. The net proceeds from the sale of the additional units of $2,571,520, including $104,960 in deferred underwriting compensation, was deposited in the trust account established by the Company upon completion of its initial public offering. The exercise of the over-allotment increased the size of the offering to 9,962,400 units. Merrill Lynch & Co. and Maxim Group LLC acted as managing underwriters of the offering.

A registration statement relating to these units and the underlying securities was declared effective on February 1, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the final prospectus relating may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080, phone: 212-449-1000 or Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, phone: (800) 724-0761.

Company Contact:

David Nathaniel Secretary and Chief Investment Officer

Tel - 646-673-8020

dnathaniel@dekaniacorp.com

www.dekaniacorp.com

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